QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99

NEWS RELEASE For Immediate Release	For more information: Mary Ryan 630/734-2383

AFTERMARKET TECHNOLOGY CORP. REPORTS 2001 YEAR END
RESULTS AND SIGNING OF NEW CREDIT FACILITY

            •    Record EPS achieved

            •    Income from continuing operations up 42% year-over-year

        WESTMONT, Illinois, Monday, February 11, 2002 —Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the year ended December 31, 2001.

Year End 2001

        For the year ended December 31, 2001, revenue increased by $20.9 million to $393.4 million from $372.5 million for 2000. Income from continuing operations increased by $27.1 million, to $29.5 million for 2001 from $2.4 million for 2000. Excluding previously announced special charges of $5.3 million and a one-time gain on the sale of an asset of $0.9 million recorded during 2001 and $32.6 million of special charges recorded during 2000, income from continuing operations increased 42% to $32.3 million for 2001 as compared to $22.8 million for the prior year. Earnings per share from continuing operations increased to $1.40 in 2001 from $0.11 in 2000. Earnings per share from continuing operations before special charges and the one-time gain reached an all-time-high of $1.53 per diluted share in 2001 versus $1.08 per diluted share for 2000. This increase is attributable primarily to revenue growth, productivity improvements and the return of the engines business to profitability, partially offset by reduced margins relating to inventory and price reductions in the drivetrain remanufacturing business.

Fourth Quarter 2001

        Revenue for the fourth quarter of 2001 was $101.5 million versus $98.5 million in the prior year's fourth quarter. Income from continuing operations before special charges and the one-time gain on the sale of assets was $10.3 million for the fourth quarter versus $5.6 million in the fourth quarter of 2000 and on a per share basis was $0.48 per diluted share for the fourth quarter of 2001 as compared to $0.27 per diluted share for the fourth quarter of the prior year. Growth in the logistics segment, increased sales of certain remanufactured transmissions and the return of the engines business to profitability, combined with a slightly lower tax rate, all contributed to the earnings improvement.

2001 Accomplishments Highlights

        Mike DuBose, Chairman, President and CEO said, "I am pleased to report that ATC had a banner year despite some challenges faced during the first half of the year by our Drivetrain segment primarily related to inventory adjustments mandated by two of our OE customers. We were able to ameliorate these impacts through extensive cost reductions, internal improvement efficiencies and the engines business' return to profitability. During the year, we won new business with Saturn, Chrysler, Ford, General Motors and several foreign OEMs."

        DuBose continued, "On the logistics side, we were awarded additional business by Ford, one of our key customers. We are assisting Ford in the control and management of all inventory used in supporting its full-range of remanufactured programs. Overall, our logistics businesses experienced 18% revenue growth year-over-year, despite somewhat decreased global demand for cellular telephone handsets."

        "During the latter part of the year, the Company began a program with the National AAMCO Dealers Association (NADA) to provide remanufactured transmission units to AAMCO dealerships. This is an exciting opportunity to penetrate the independent aftermarket with the industry leader."

        "This year we worked aggressively to fully incorporate Lean and Continuous Improvement principles throughout the ATC organization. Lean is now part of our new, fully energized culture. By committing ourselves to adoption of lean ways of conducting business, we are significantly improving our productivity and reducing costs. We also rededicated ourselves to an unwavering commitment to customer service and strengthening customer relationships."

2002 Strategy for Growth

        DuBose concluded, "As we enter 2002 with our turnaround completed, our focus is on pursuing continued growth, particularly related to our logistics segment. We see numerous opportunities to leverage our logistics expertise to a wide-range of industries and will pursue accretive acquisition opportunities as they arise. We are excited by the prospects 2002 holds for our company and our shareholders and will work to build on the solid achievements of the past three years."

New Credit Facility

        In other news, ATC announced that it has entered into a credit agreement for a new credit facility with a bank group led by JPMorgan Chase Bank and Credit Suisse First Boston. The facility will provide for $170 million of term loans and $50 million of revolving credit. Assuming that the Company satisfies the various conditions to the closing of the new facility, the term loans will be used to retire the Company's current senior credit facility and to redeem or repurchase a portion of the Company's 12% subordinated notes due 2004. The balance of the subordinated notes will be redeemed or repurchased with proceeds from the Company's previously announced public offering of 2.4 million shares of common stock.

        The road show for the public offering is scheduled to begin in mid-February and the offering and the new credit facility are expected to close in early March.

        ATC will host a conference call to discuss this release in detail on Monday, February 11, 2001 at 4:00 P.M. CENTRAL time. The conference call number is 888-335-6716. A replay of the call will be available through Monday, February 18, 2001. The dial-in number for the replay is 877-519-4471. The access code is 3029073.

        ATC is headquartered in Westmont, Illinois. The Company's operations include drivetrain remanufacturing, third party logistics and material recovery services. ATC also remanufactures instrument and display clusters and radios.

###

        This press release contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information that are based on the current beliefs of the Company's management as well as assumptions made by and information currently available to management, including statements related to the markets for the Company's products, general trends in its operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this press release, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to the Company or its management, may identify forward-looking statements. These statements reflect the Company's judgment as of the date of this press release with respect to future events, the outcome of which is subject to risks, which may have a significant impact on the Company's business, operating results or financial condition. Readers are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in this press release. The Company undertakes no obligation to update forward-looking statements. The risks identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and other filings made by the Company with the Securities and Exchange Commission, among others, may impact forward-looking statements contained in this press release.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2001		2000	2001	2000
	(Unaudited)
Net sales	$101,512		$98,491	$393,381	$372,493
Cost of sales	63,082		66,023	255,360	248,438
Special charges	54	(1)	—	216 (2)	9,134 (3)

Gross profit	38,376		32,468	137,805	114,921
Selling, general and administrative expense	15,790		15,688	59,939	57,331
Amortization of intangible assets	1,261		1,256	5,028	5,255
Special charges	1,588	(1)	—	5,114 (2)	23,450 (3)

Income from operations	19,737		15,524	67,724	28,885
Interest income	407		234	1,524	234
Other income (expense), net	721		(40)	754	(60)
Interest expense	5,164		6,346	22,377	24,770

Income from continuing operations, before income taxes	15,701		9,372	47,625	4,289
Income tax expense	5,807		3,821	18,098	1,883

Income from continuing operations	9,894		5,551	29,527	2,406
Income (loss) from discontinued operations (net), net of income taxes	186		1,407	(959)	(99,289)

Net income (loss)	$10,080		$6,958	$28,568	$(96,883)

Per common share—basic:
Income from continuing operations	$0.48		$0.27	$1.44	$0.12
Income (loss) from discontinued operations (net)	0.01		0.07	(0.05)	(4.81)

Net income (loss)	$0.49		$0.34	$1.39	$(4.69)

Weighted average number of common shares outstanding	20,643		20,751	20,504	20,663

Per common share—diluted:
Income from continuing operations	$0.46		$0.27	$1.40	$0.11
Income (loss) from discontinued operations (net)	0.01		0.06	(0.04)	(4.69)

Net income (loss)	$0.47		$0.33	$1.36	$(4.58)

Weighted average number of common and common equivalent shares outstanding	21,530		20,925	21,059	21,163

(1)
Primarily related to (i) termination benefits for management upgrades and de-layering ($907), (ii) severance, asset write-downs and facility exit costs associated with the termination of the electronic control module product line ($472) and (iii) severance, facility exit and idle capacity costs associated with facility consolidations and implementation of cellularized manufacturing ($263).

(2)
Primarily related to (i) termination benefits for management upgrades and de-layering ($2,533), (ii) severance, asset write-downs and facility exit costs associated with the termination of the electronic control module product line ($1,942) and (iii) severance, facility exit and idle capacity costs associated with facility consolidations and implementation of cellularized manufacturing ($855).

(3)
Primarily for asset impairment charges associated with the engines business.

QuickLinks

  EXHIBIT 99